Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

ICG

610.727.6900

ir@icg.com

ICG Completes Tender Offer for Procurian Shares

ICG’s primary ownership in Procurian increases from 81% to 85%

Radnor, PA – December 10, 2012 – ICG Group, Inc. (Nasdaq: ICGE) today announced the successful completion of its previously announced tender offer to acquire shares of Procurian Inc.’s Common Stock. Through this transaction, which will be accretive to ICG’s results going forward, ICG has increased its primary ownership in Procurian to approximately 85%.

“We are extremely pleased with the outcome of this transaction, which increases our ownership in Procurian, a strong, cash-flow generating company with an undeniable value proposition, a strong customer base and a tremendous opportunity ahead of it,” said Walter Buckley, ICG’s Chief Executive Officer. “The transaction also further aligns ICG and Procurian around the goals of driving growth and long-term value creation for ICG and its stockholders.”

Procurian stockholders and option holders tendered approximately 5.7 million Procurian shares for the issuance by ICG of an aggregate of approximately 1.1 million registered shares of its common stock and the payment of an aggregate of approximately $1.5 million in cash.

About ICG Group, Inc.

ICG Group, Inc. (Nasdaq: ICGE) identifies, capitalizes and grows companies in the cloud-based software and services sectors. These companies transform the way business is done by enabling enterprises to increase efficiencies and improve and automate critical processes. ICG leverages its unique expertise to carefully identify companies based on their potential to become market-changers and market-leaders. ICG is focused on building profitable businesses in its target sectors by infusing them with management expertise, strategic and operational guidance, as well as growth capital.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future performance of our companies, acquisitions or dispositions of interests in companies, the effect of economic conditions generally, capital spending by customers, development of the e-commerce and information technology markets and uncertainties detailed in our filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.